UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 30, 2007

Novacea, Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-51967	33-0960223
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Gateway Boulevard, Suite 800

South San Francisco, California 94080

(Address of Principal Executive Offices)

(650) 228-1800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.	Other Events

On May 30, 2007, Novacea, Inc. (“Novacea”) and Schering-Plough Corporation (“Schering-Plough”) issued a joint press release announcing that they have entered into an exclusive worldwide license agreement for the development and commercialization of Asentar™ (DN-101). Under the terms of the agreement, Novacea will receive an upfront payment of $60 million, including $35 million as reimbursement for past research and development expenses and a license fee of $25 million, in addition to a commitment by Schering-Plough to purchase $12 million of Novacea common stock within ten business days of the effectiveness of the agreement at a per share price equal to the average closing sale price of Novacea common stock as quoted on The Nasdaq Stock Market for the twenty consecutive trading days ending on the trading day immediately prior to the date of the agreement. Subject to certain conditions, in connection with the effectiveness of the license agreement Novacea intends to issue 1,490,868 shares of its common stock at a purchase price of approximately $8.05 per share. Additionally, the agreement provides Novacea with potential pre-commercial milestone payments of $380 million, and royalties on worldwide sales of Asentar™ based on tiered royalty percentage rates that range from the high teens to the mid-twenties, depending on annual product sales levels. With the funding to be provided by Schering-Plough under the collaboration agreement, Novacea’s projected cash balance at the end of 2007 is currently expected to be in the mid-$90 millions. In addition, primarily as a result of reduced development costs for Asentar™, Novacea presently anticipates that its annual burn rate will significantly be reduced to be an estimated mid-$20 millions for each of 2008 and 2009. A copy of the joint press release is furnished as Exhibit 99.1 to this Form 8-K and is incorporated by reference herein.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description
99.1	Joint Press Release dated May 30, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 30, 2007	NOVACEA, INC.

	By:	/s/ Edward C. Albini
	Name:	Edward C. Albini
	Title:	Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Joint Press Release dated May 30, 2007